RIGHT OF FIRST OFFER AND LAST LOOK

          THIS RIGHT OF FIRST OFFER AND LAST LOOK (this “Agreement”) is entered into as of June 29, 2007, by and between XLNT VETERINARY CARE, INC., a Delaware corporation (“XLNT”) and FIFTH STREET MEZZANINE PARTNERS II, L.P., a Delaware limited partnership, and its successors and assigns (“Fifth Street”).

RECITALS

          A. Concurrently herewith, XLNT and Fifth Street are entering into a certain loan arrangement (the “Loan”) evidenced by, among other documents, instruments and agreements, a certain Credit Agreement and Note.

          B. In consideration of the Loan and for other good and valuable consideration, XLNT has agreed to grant to Fifth Street, its successors, transferees and assigns (hereinafter, the “Holder”), a right of first offer and last look with respect to certain real property to be acquired after the date hereof by XLNT or its affiliates, subsidiaries, parent entities or their respective successors, assigns and transferees (the “Owner”), all as further set forth herein.

          NOW, THEREFORE, incorporating the foregoing recitals, the parties further agree as follows:

          1. Defined Terms. As used herein, the following terms have the following meanings:

                    (a) “Better Offer” shall mean such offer has one or more of the following as compared to the First Offer (as hereinafter defined): (i) a decrease in the purchase price by more than five percent (5%); (ii) an extension in the due diligence period or closing date for more than sixty (60) days; (iii) an increase in the monthly rent charged for the lease back of more than five percent (5%).

                    (b) “Excluded Property” means any real property currently owned by XLNT, which real property is listed on Exhibit A hereto.

                    (c) “Property” means any and all real property hereafter acquired by Owner, directly or indirectly, in fee, as beneficial owner or contract holder, other than the Excluded Property.

                    (d) “Transfer” shall mean any sale, transfer or disposition of any Property, including, without limitation, any sale, assignment, lease with an option to purchase or other transfer or disposition of all or any part of the Property.

          2. Right of First Offer. Owner hereby grants to Holder a right of first offer and last look to purchase any and all Property for which Owner desires to Transfer and then lease back from such buyer (a “Sale/Leaseback”). Owner shall not Transfer any portion of any Property in connection with a Sale/Leaseback without first offering to Holder a first offer to acquire the Property from Owner in order to provide a Sale/Leaseback on the terms and conditions set forth herein. Notwithstanding anything to the contrary contained herein, in the event Owner desires to dispose of any Property without conducting a Sale/Leaseback (that is, Owner desires to Transfer the Property and thereafter vacate the Property), Owner may Transfer such Property without first offering such Property to Holder (provided, however, nothing herein shall modify any restrictions on dispositions set forth in any and all loan documents by and between Owner and Holder, including, without limitation, the loan documents executed in connection with the Loan).

          3. First Offer. Before Owner Transfers or agrees to Transfer any Property or portion thereof in connection with a Sale/Leaseback (a “Sale Property”), Owner shall offer in writing to sell the Sale Property for a Sale/Leaseback to Holder on terms and conditions substantially identical to those proposed for the sale of the Sale Property to a prospective purchaser (the “First Offer”). The First Offer shall, at a minimum, include the following information: (i) the purchase price proposed for the sale of the Sale Property; (ii) the method of purchase price payment; (iii) the amount of any earnest money deposit; (iv) the time and location for the close of escrow; (v) the rent, term, and other material provisions for the leaseback of the Sale Property to Owner; and (vi) the other material terms and conditions of the proposed sale of the Sale Property.

          4. Acceptance or Rejection of First Offer. Holder shall have ten (10) days from the date of the First Offer to accept the First Offer by delivering to Owner such acceptance (the “Exercise Notice”) on or before 11:59 P.M. on the last day of such 10-day period. If Holder delivers a timely Exercise Notice, then Holder shall have not less than forty-five (45) days to consummate the purchase of the Sale Property pursuant to the terms and conditions of the First Offer. If Holder fails to deliver the Exercise Notice on or before the last day of such 10-day period or otherwise delivers a rejection notice (in either case, hereinafter, a “Rejection”), then the First Offer shall be deemed to be rejected and Owner may thereafter attempt to sell such Sale Property to a bona-fide, third party purchaser at arms length pursuant to the terms and conditions set forth in the First Offer or on such other terms so long as such other terms are not a Better Offer. In the event such Sale Property is not sold to such a third party purchaser within one hundred twenty (120) days after the Holder rejects such First Offer (or if Owner otherwise desires to change the terms of the First Offer), Owner must offer such Sale Property again to Holder prior to continuing to market the Sale Property and the terms of this Agreement with respect to such Sale Property shall remain in full force and effect notwithstanding Holder’s delivery of a Rejection.

          5. Last Look/Second Offer. If at any time after Holder delivers a Rejection with respect to any Sale Property, Owner enters into negotiations with a third party for the Transfer of such Property and the offer to sell the Sale Property to such third party is a Better Offer, then Owner shall offer to sell such Property to Holder on those same terms agreed to by and between Owner and such third party by giving Holder written notice of the same (the “Second Offer”). Holder shall have ten (10) days from the date of the Second Offer to accept the Second Offer by delivering to Owner such acceptance (the “Second Exercise Notice”) on or before 11:59 P.M. on the last day of such 10-day period. If Holder fails to deliver the Second Exercise Notice within such 10-day period or rejects the Second Offer in writing (in either case, hereinafter, a “Second Rejection”), then Owner shall be free to consummate the transaction with such identified third party. If Holder delivers a timely Second Exercise Notice, then Holder shall consummate the transaction with Owner on or before the date for the close of escrow specified in the Second Offer and pursuant to the terms and conditions specified in the Second Offer. In the event that

Holder delivers a Second Rejection with respect to such Sale Property and thereafter Owner does not consummate the proposed Transfer on substantially the same terms described in the Second Offer with such identified third party, then Holder’s right of first offer and first look with respect to such Sale Property shall continue in full force and effect as if no Rejection or Second Rejection was given.

          6. Term; Intention to Enter into a Master Lease Arrangement. The term of this Agreement shall commence on the date hereof and end on December 31, 2007. The parties hereto acknowledge and agree that they shall negotiate in good faith during the term of this Agreement toward the execution of a mutually acceptable master sale/leaseback agreement.

          7. Ownership of Properties; Joinder. Owner hereby represents and warrants to Holder that XLNT is the fee owner of each of the properties listed on Exhibit A hereto. In the event that title to any Property acquired by Owner is not taken in the name of XLNT, such other Owner shall join this Agreement and execute a joinder agreement in form and substance reasonably satisfactory to Holder.

          8. Notices. Notices given under this Agreement shall be in writing and shall either be served personally or delivered by reputable overnight courier (i.e., FedEx). Notices may also effectively be given by facsimile, and such notices shall be deemed received upon sender’s receipt of a computer generated confirmation of successful transmission, provided a complete copy of any notice so transmitted shall also be sent by one of the other approved methods stated above. Notices delivered by courier shall be deemed received at the earlier of actual receipt or twenty-four (24) hours after deposit with a reputable overnight courier service. Notices shall be directed to the parties and addresses below, provided that a party hereto may change his address for notice by giving written notice to the other party in accordance with this Section:

If to any Owner:	XLNT Veterinary Care, Inc.
560 South Winchester Boulevard, Suite 500
San Jose, CA 95128
Attn: Robert Wallace, Chairman & CEO
Fax: (408) 236-7421

If to Holder:	c/o Fifth Street Capital, LLC
White Plains Plaza
445 Hamilton Avenue, Suite 1103
White Plains, NY 10601
Attn: General Counsel
Fax: (914) 328-4214

          9. Enforcement. Any Transfer or attempted Transfer not in conformity with the provisions of this Agreement shall be null and void as against Holder and Holder shall also have all other remedies available to Holder in law or in equity including, without limitation, at its option, injunctive relief against such Transfer or attempted Transfer.

          10. Successors and Assigns. The rights and obligations of Owner and Holder under this Agreement shall inure to the benefit of, and bind, their respective successors and assigns.

          11. Time of Essence. Time is of the essence of each and all of the agreements, covenants and conditions of this Agreement.

          12. Attorneys’ Fees. In the event of any litigation between the parties arising out of the subject matter of this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and costs (including expert witness fees and costs of appeal, if any).

          13. Entire Agreement; Modification. This Agreement constitutes the entire agreement between Owner and Holder with respect to the subject matter hereof and supersedes all prior offers and negotiations, oral and written. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Owner and Holder.

          14. Counterparts. This Agreement may be executed in counterparts which, when taken together, shall constitute a fully executed original.

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          IN WITNESS WHEREOF, Owner and Holder have executed this Agreement as of the date first above written.

OWNER:

XLNT VETERINARY CARE, INC.,
a Delaware corporation

By:

Name:

Title:

HOLDER:

FIFTH STREET MEZZANINE PARTNERS II, L.P.,
a Delaware limited partnership

By:	Fifth Street Mezzanine Partners II GP, LLC,
a Delaware limited liability company,
its general partner

By:

Name: Bernard D. Berman
Title: Executive Vice President and Secretary

EXHIBIT A

Currently Owned Properties/Excluded Properties

Stanford Pet Clinic

4111 El Camino Real

Palo Alto, California 94306

High Dessert Animal Hospital of 29 Palms

70513 29 Palm Highway

29 Palms, California 92277

High Dessert Animal Hospital of Yucca Valley

57185 29 Palm Highway

Yucca Valley, California 92284

(2 adjacent parcels)

Thousand Palms Hospital

30-695 Hill Street

Thousand Palms, California